Exhibit 16.1

300 Arboretum Place, Suite 520 Richmond, Virginia 23236 Telephone: 804-330-3092 Fax: 804-330-7753

January 13, 2009

Securities and Exchange Commission

100 F Street N.E.

Washington, D.C. 20549

We have been furnished with a copy of the response to Item 4.01 of Form 8-K for the event that occurred on December 23, 2008, to be filed by our former client, Commonwealth Biotechnologies, Inc. We agree with the statements made in response to that Item insofar as they relate to our Firm.

Very truly yours,

BDO Seidman, LLP